EXHIBIT 10.16

This letter Agreement is dated as of January 11, 2012 and is entered into between Enterologics, Inc., a Nevada corporation with an address at 1264 University Avenue West, Suite 404 - St. Paul MN 55104 with an additional address at 20 East Sunrise Hwy, Valley Stream, NY 11581 AND MBTA Management, LLC with an address of 65 Golf Club Drive, Langhorne, PA 19046.

WHEREAS

Enterologics, Inc seeks to borrow certain funds for its operational needs and;

WHEREAS

MBTA Management, LLC is willing to provide a bridge loan, the total not to exceed One  Hundred Thousand Dollars ($100,000) and;

WHEREAS

The parties have agreed to certain terms of the loan(s) as more fully described in the Promissory Loan Agreement of even date

THEREFORE

For good and valuable consideration, the parties hereby agree as follows: agreement,

1.	MBTA Management LLC will loan Enterologics, Inc., a total of $100,000 on an as need basis;
2.	The first loan is in the amount of $50,000 will be advanced on or before January 16, 2012;
3.	A second loan in the amount of $25,000 may be called for any time after February 1, 2012;
4.	The final loan in the amount of $25,000 may be called for any time after February 15, 2012;
5.	Interest and other terms are outlined in each Promissory Note;
6.	Each successive loan will be documented by a new Promissory Note;
7.	The overall consideration for this first loan and for any successive loans is 500,000 shares of the Company’s common stock;
8.	It is understood that each loan and the toal of all loans, is backed by the Promissory Notes only and are unsecured;
9.	The total of the compensation is being given concurrent with the first loan;
10.
It is understood and agreed to that the stock portion of the consideration will not increase or decrease based on future loans and that the consideration is for the first loan and for a commitment to fund additional loans when and given necessary;

Agreed:

/S/ Robert Hoerr	/S/ Tanya Kogan

Robert Hoerr, CEO	Tanya Kogan, Managing Member